EXHIBIT 16.1

October 29, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.) (the “Company”) pursuant to Item 4.01 of Form 8-K to be filed with the Commission on October 29, 2010, as part of the Company's Form 8-K report dated October 29, 2010. We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree with any other statements made in the filing.

    Very truly yours,

/s/ Sherb & Co., LLP
      Sherb & Co., LLP